                                                                   EXHIBIT 10.1

                              CONSULTING AGREEMENT

         THIS AGREEMENT is made and entered into on this 30th day of September, 1996 by and between 7-7, Inc., an Ohio corporation (hereinafter "7-7"), and Cal Lowe, Sr. (hereinafter "Lowe").

         WHEREAS, Lowe has continuously conducted operations of 7-7 through the date of this Agreement; and

         WHEREAS, Lowe desires to continue to provide consulting services to 7-7 on a basis where his attendance at 7-7 is not required on a daily basis;

         IT IS, THEREFORE, AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

         1. Consulting Services. For a period of five years following the date of execution of this Agreement, Cal Lowe, Sr. shall provide consultation to 7-7, to the extent requested by 7-7 president Cal Lowe, Jr. All consultation services shall be coordinated through Cal Lowe, Jr. All such consultation shall be conducted by telephone. In the event that Cal Lowe, Sr. is requested to provide any consulting services other than by telephone, 7-7 shall reimburse Cal Lowe, Sr. for all of his costs and expenses associated with any travel to provide such services. 7-7 warrants that it will not request consulting services which are overly burdensome to Cal Lowe, Sr.

         2. Health Insurance. 7-7 shall provide health insurance for Cal Lowe, Sr. for a minimum period of five years. If allowed, the policy of health insurance existing on the date of closing shall be continued. However, Buyer may provide identical coverage which contains the same benefits and does not limit any pre-existing conditions not already excluded in the current policy of Lowe and containing the same deductible, co-payment requirements, exclusions, coverages afforded, and maximum lifetime benefits as are in the current policy. In the event that the insurance company issuing such health insurance coverage at closing shall cease for any reason to provide a continuation in coverage for a period of five years, 7-7 shall use its reasonable efforts to purchase similar coverage elsewhere provided that such coverage can be obtained at approximately the same price. In the event that the provisions of this paragraph conflict with any provision of the Employee Retirement Income Security Act of 1974 (ERISA) or the Consolidated Omnibus Budget Reconciliation Act (COBRA), the provisions of this paragraph shall conform to the requirements of such acts.

         3.      Compensation.    Lowe shall receive the sum equal to 8.3325
percent of the "pre-tax income," of Exsorbet Industries, Inc. which is solely attributable to the operation of 7-7, Inc. or its successor and which exceeds the "base amount" specified below for the time periods indicated. "Pre-tax income" shall be calculated in accordance with generally accepted accounting principles, and the following guidelines shall apply in calculating such "pre-tax income:"

         (a) 7-7 or its successor will operate as a subsidiary or separate division of Exsorbet Industries, Inc.;

         (b) only expenses incurred by 7-7 will be used in determining "pre-tax income;"

         (c) expenses of Exsorbet Administration, Inc. in the operation of 7-7. will not be used in calculating "pre-tax income" unless agreed to by and between the parties; and

         (d) if Exsorbet Industries, Inc. or one of its subsidiaries other than 7-7 causes additional capital to be placed into the operation of 7-7 for working capital, equipment, or other capital expenditures, an interest charge equivalent to the prime interest rate may be taken as a deduction to "pre-tax income," and management of 7-7 will have reasonable input regarding the revenues and expenses of 7-7; and

         (e) any corporate charges from Exsorbet Industries, Inc. to the "pre-tax income" must be mutually agreed.

The "base amount" and time period for pay-out is as follows:

              Time Period                          Base Amount
              -----------                          -----------
         7-1-1996 to 12-31-1996                   $0.00

         1-1-97 to 12-31-97                       $2,000,000.00

         1-1-98 to 12-31-98                       $2,300,000.00

         1-1-99 to 12-31-99                       $2,645,000.00

         1-1-2000 to 12-31-2000                   $3,041,750.00

         1-1-2001 to 12-31-2001                   $3,498,013.00.

The amount specified herein will be paid no later than April 15 of the year following the year in which such amounts were earned. The provisions of this paragraph shall constitute the consideration for this Agreement.

         4.      Life Insurance on Lowe.   There is an existing life insurance
policy or policies on the life of Cal Lowe, Sr. which is owned by 7-7, Inc.
Cal Lowe, Sr. shall be allowed to purchase the existing life insurance policy or policies for the cash surrender value of such policy or policies at closing.

         5.      Noncompetition and Nondisclosure.

         (a) Lowe acknowledges that he is privy to a substantial amount of confidential information and numerous trade secrets about the business, sales policies, and manufacturing methods of 7-7. Lowe understands that the nature of the business of 7-7 is such that the relationship between 7-7 and its customers is maintained through close personal contact with the company employees and consultants. Therefore, Lowe agrees that during the period of this Agreement and for a period of two years immediately following termination of such Agreement, Lowe will not, directly or indirectly, for himself or on behalf of others, as an individual on his own account or as an employee, agent, or employee for any person, partnership, firm, or corporation:

                 (1) solicit or provide services to any individual or entity which had been a customer or client of the Company or of Exsorbet Industries, Inc., or any of its subsidiaries, within the one year period immediately prior to Lowe's termination with the Company; or

                 (2) solicit or provide services to any individual or entity which had negotiated with the Company, Exsorbet Industries, Inc., or any of its subsidiaries for services to be provided by any such entity within the one year period immediately prior to Lowe's termination with the Company.

         As used in this entire paragraph, the term "solicit or provide services" shall refer to soliciting work or employment of the same type as is performed by the Company, Exsorbet Industries, Inc., or any of its subsidiaries. The provisions of this agreement shall be limited to North America.

         (b) Lowe agrees that the trade secrets, customer lists, price lists, operating manuals, policy manuals, confidential corporate documents, or other specialized information learned while with the Company is proprietary and the product of the Company. Lowe agrees that he will not, after the termination of his employment with the Company, whether during the initial term of this agreement, at the end of the initial term, or thereafter, use or divulge such information, directly or indirectly, without the express written consent of the Company. In the event that the provisions of this paragraph are construed as being overly broad, such provisions shall be limited to a two year time period following the termination of Lowe's employment relationship with the Company.

         (c) Lowe agrees that during the period of his employment and for two years thereafter he will not, directly or indirectly, induce or attempt to induce any employee to terminate employment with the Company or interfere with or disrupt Company's relationship with other employees, unless such action is taken as a part of the duties of Lowe under this agreement and in consideration of the fiduciary duty owed by Lowe to the Company. Lowe further agrees that for the same time period, he will not solicit, entice, take away, or employ any person employed with the Company.

    6. Entire Agreement. This Agreement is the entire agreement between the parties. The Employee agrees that no other promises or inducements have been made to him unless contained in writing, attached hereto or incorporated herein by reference. This Agreement may not be modified unless such modification is made in writing and signed by all parties.

    7. Binding Effect. This Agreement shall be binding upon the parties, their successors, heirs, administrators, and assigns. In the event of the death of Lowe during the term of this Agreement, all sums which would become due under the provisions of paragraph 3 above, shall be distributed in accordance with the Last Will and Testament of Lowe. Should Lowe fail to provide for the distribution of such sums in his Last Will and Testament (either directly or by a residuary clause), such sums shall pass according to the applicable laws of descent and distribution.

    8. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions.

    9. Governing Law. This agreement and any amendments or addendums thereto shall be governed by and construed in accordance with the laws of the State of Arkansas.

    10. Headings. Titles of the paragraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

    11. No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties.

    12. Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

    13. Applicable Law. This Agreement shall be construed in accordance with the laws and statutes of the State of Arkansas.

    14. Dispute Resolution. In the event of any dispute arising under this agreement or between the parties whatsoever, resolution of such disputes shall be submitted to arbitration in accordance with the rules of the American
Arbitration Association.   Any such arbitration proceeding shall consist of an
arbitrator chosen by each party. The two arbitrators chosen shall select a neutral arbitrator. The decision of the arbitration panel shall be conclusively binding upon both parties unless there has been a clear error in applicable of law to the facts determined by such arbitration panel.

    15. Entire Agreement. This Agreement is the entire agreement between the parties. The Employee agrees that no other promises or inducements have been made to him unless contained in writing, attached hereto or incorporated herein by reference. This Agreement shall be binding upon the parties, their successors and assigns. This Agreement may not be modified unless such modification is made in writing and signed by all parties.

    IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date first written.

                                        7-7, INC.



                                        By: /s/ James Connors
                                        Authorized Officer of the Company


                                        EMPLOYEE


                                        /s/ Calvin F. Lowe Sr.